MECHEL REPORTS THE 1Q 2013 FINANCIAL RESULTS

Revenue amounted to $2.5 billion
Consolidated adjusted EBITDA amounted to $210 million
Net loss attributable to shareholders of Mechel OAO amounted to $321 million

Moscow, Russia – June 18, 2013 – Mechel OAO (NYSE: MTL), a leading Russian mining and steel group, today announced financial results for the 1Q 2013.

Evgeny Mikhel, Mechel OAO’s Chief Executive Officer, commented on the 1Q 2013 financial results:
“The first quarter was marked by an important step forward toward optimizing Mechel’s asset structure. We disposed of Romanian steelmaking assets, which did not fit into the company’s reviewed strategy and had a negative impact on our financial results. We expect that the sale of loss-making steel enterprises will have a positive influence on the economics of the steel division and the Group as a whole in the medium-term already.”
“As a whole, in the reported period the company demonstrated a marked improvement of its financial results as compared to the previous period. We made operational profit and saw a noticeable increase in EBITDA. This became possible due to a pick-up in the steel raw materials market seen in the beginning of this year, despite a seasonal correction in the steel products markets.
Unfavorable price trends, observed since early this year, make undoubted pressure on the market players’ financial results. At the same time, we are certain that optimizing the asset structure, debt portfolio and control over expenditure and investment will enable Mechel to successfully go through the market slowdown.”

Consolidated Results For The 1Q 2013

US$ mln	1Q’13 (1)	1Q’12 (1)(4)	Change Y-on-Y	1Q’13 (1)	4Q’12 (1)	Change Q-on-Q

Revenue from external customers	2,481	2,949	-15.9%	2,481	2,521	-1.6%

Intersegment sales	349	456	-23.5%	349	356	-2.0%

Operating income / (loss)	61	317	-80.8%	61	(933)	—

Operating margin	2.5%	10.7%	—	2.5%	-37.0%	-

Net (loss) / income attributable to shareholders of Mechel OAO	(321)	218	—	(321)	(1,114)	-71.2%

Adjusted net (loss) / income (1) (2)	(233)	220	—	(233)	(161)	44.7%

Adjusted EBITDA (1) (3)	210	487	-56.9%	210	123	70.7%

Adjusted EBITDA, margin (1)	8.5%	16.5%	—	8.5%	4.9%	-

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill, loss from discontinued operations, result from companies’ disposal and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, loss from discontinued operations, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for amounts due from related parties, amounts attributable to noncontrolling interests, result of disposed companies (incl the result from their disposal) and interest income.

(4)	Adjusted to effect from discontinued operations

Mining Segment Results For The 1Q 2013

US$ mln	1Q’13 (1)	1Q’12 (1)(5)	Change Y-on-Y	1Q’13 (1)	4Q’12 (1)	Change Q-on-Q

Revenue from external customers	769	945	-18.6%	769	676	13.8%

Intersegment sales	137	213	-35.7%	137	143	-4.2%

Operating income / (loss)	43	276	-84.4%	43	(24)	—

Net (loss) / income attributable to shareholders of Mechel OAO	(104)	242	—	(104)	(67)	55.2%

Adjusted net (loss) / income (1) (2)	(104)	242	—	(104)	(67)	55.2%

Adjusted EBITDA(1) (3)	124	358	-65.4%	124	33	275.8%

Adjusted EBITDA, margin (4)	13.7%	30.9%	—	13.7%	4.0%	—

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill, loss from discontinued operations, result from companies’ disposal and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, loss from discontinued operations, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for amounts due from related parties, amounts attributable to noncontrolling interests, result of disposed companies (incl the result from their disposal) and interest income.

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

(5)	Adjusted to effect from discontinued operations

Mining Segment Output and Sales For The 1Q 2013

Production:

	1Q’13,	4Q’12,
Product name	thousand tonnes	thousand tonnes	Change Q-on-Q
Run-of-mine coal	6,406	6,970	-8%

Product Sales:

	1Q’13,	4Q’12,
Product name	thousand tonnes	thousand tonnes	Change Q-on-Q
Coking coal concentrate	2,843	2,513	13%

Including coking coal concentrate supplied to Mechel enterprises	613	640	-4%

PCI	817	725	13%

Anthracites	541	453	19%

Including anthracites supplied to Mechel enterprises	4	25	-84%

Steam coal	1,551	1,420	+9%

Including steam coal supplied to Mechel enterprises	427	419	2%

Iron ore concentrate	1,039	1,171	-11%

Including iron ore concentrate supplied to Mechel enterprises	5	12	-55%

Coke	796	854	-7%

Including coke supplied to Mechel enterprises	519	546	-5%

Mechel Mining Management Company OOO’s Chief Executive Officer Boris Nikishichev commented on the mining division’s results:
“This year’s first quarter saw certain volatility in the markets of raw materials for steelmaking. Despite the slump in coking coal prices in long-term contracts, the spot market was characterized by the periods when prices outgrew the long-term contract level. Also, spot prices for iron ore grew rather significantly. This situation, combined with our efforts to expand our client base and redistribute sales into the most attractive markets, enabled us to greatly improve our mining division’s operational profit.”
“As part of our strategy on developing ties with the world’s major steelmakers and diversifying our markets, early this year we signed long-term contracts for coking coal supplies totaling up to 2.5 million tonnes a year with China’s Baosteel Resources and Shasteel Group, as well as South Korea’s POSCO. These contracts will help guarantee the sales of our products as the global markets for raw materials remain highly volatile. Apart from signing major contracts, attracting a large number of new Chinese clients interested in smaller coal supplies also helped to increase and diversify our sales.”
“In order to ensure necessary production volumes both now and in the future, we continue technical revamping of our enterprises and investment in promising projects. For example, in the first quarter, new mining and transport equipment was brought in at Southern Kuzbass Coal Company and Yakutugol Holding Company, and, in June, we signed an agreement on setting up a joint venture in Yakutia with Mechel Group’s longstanding partner BelAZ, which will meet the Group’s needs in technical maintenance and repairs of dump trucks both at Yakutugol’s current open pits and at the developing Elga coal deposit. Measures aimed to maintain and develop our mining enterprises’ technical base are a priority for the division and will enable us not only to preserve and consolidate our company’s position in the current situation, but also to promptly react to a possible improvement of the market situation in the medium term.”

Steel Segment Results For The 1Q 2013

US$ mln	1Q’13 (1)	1Q’12 (1)	Change Y-on-Y	1Q’13 (1)	4Q’12 (1)	Change Q-on-Q

Revenue from external customers	1,430	1,649	-13.3%	1,430	1,557	-8.2%

Intersegment sales	70	79	-11.4%	70	73	-4.1%

Operating income / (loss)	10	11	-9.1%	10	(861)	—

Net loss attributable to shareholders of Mechel OAO	(205)	(16)	1,181.3%	(205)	(925)	-77.8%

Adjusted net loss (1) (2)	(119)	(16)	643.7%	(119)	(39)	205.1%

Adjusted EBITDA (1) (3)	57	71	-19.7%	57	98	-41.8%

Adjusted EBITDA, margin (4)	3.8%	4.1%	—	3.8%	6.0%	—

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill, loss from discontinued operations, result from companies’ disposal and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, loss from discontinued operations, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for amounts due from related parties, amounts attributable to noncontrolling interests, result of disposed companies (incl the result from their disposal) and interest income

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

Steel Segment Output and Sales to 3rd Parties For The 1Q 2013

Production:

	1Q’13,	4Q’12,
Product name	thousand tonnes	thousand tonnes	Change Q-on-Q
Pig iron	972	1,054	-8%

Steel	1,300	1,430	-9%

Product Sales:

	1Q’13,	4Q’12,
Product name	thousand tonnes	thousand tonnes	Change Q-on-Q
Flat products	185	184	1%

Including those produced by third parties	94	94	0%

Long products	841	966	-13%

Including those produced by third parties	233	242	-4%

Billets	355	652	-46%

Including those produced by third parties	88	130	-33%

Hardware and welded mesh	204	239	-15%

Including those produced by third parties	12	17	-29%

Forgings	19	18	5%

Stampings	25	28	-11%

Mechel-Steel Management Company OOO’s Chief Executive Officer Vladimir Tytsky noted in commenting on the steel segment’s results:
“As a whole the past quarter was characterized by a certain stability in demand and prices for the construction product range, which the division’s enterprises mostly focus their production on. We have to a certain degree decreased the volume of billet and rod sales, which was primarily due to our disposal of the Romanian assets and the halting of our Ukrainian plant. Throughout the quarter we have successfully controlled expenditures and despite the seasonal slump of our key markets, managed to demonstrate operational profit and a positive EBITDA.”
“The launch of the universal rolling mill at Chelyabinsk Metallurgical Plant, which currently undergoes hot testing, will be the key event which will have a major impact on the division’s future activities. The mill has currently successfully tested the technology of producing several types of structural shapes and sections, including rails. The mill’s launch will have a positive effect on the division’s profitability, as all of the low-margin billets currently produced will be processed further to produce high-quality structural shapes and rails.”

Ferroalloys Segment Results For The 1Q 2013

US$ mln	1Q’13 (1)	1Q’12 (1)	Change Y-on-Y	1Q’13 (1)	4Q’12 (1)	Change Q-on-Q

Revenue from external customers	54	125	-56.8%	54	69	-21.7%

Intersegment sales	14	28	-50.0%	14	14	0.0%

Operating loss	(15)	(34)	-55.9%	(15)	(66)	-77.3%

Net loss attributable to shareholders of Mechel OAO	(19)	(56)	-66.1%	(19)	(87)	-78.2%

Adjusted net loss (1) (2)	(19)	(56)	-66.1%	(19)	(63)	-69.8%

Adjusted EBITDA (1) (3)	4	(7)	—	4	(31)	—

Adjusted EBITDA, margin (4)	5.4%	-4.9%	—	5.4%	-36.8%	—

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill, loss from discontinued operations, result from companies’ disposal and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, loss from discontinued operations, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for amounts due from related parties, amounts attributable to noncontrolling interests, result of disposed companies (incl the result from their disposal) and interest income

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

Product Sales:

	1Q’13,	4Q’12,
Product name	thousand tonnes	thousand tonnes	Change Q-on-Q
Nickel	0	0.5	0%

Including nickel supplied to Mechel enterprises	0	0	0%

Ferrosilicon	22.8	22	4%

Including ferrosilicon supplied to Mechel enterprises	8.4	7.6	11%

Chrome	10.1	17	-41%

Including chrome supplied to Mechel enterprises	1.4	2	-30%

Mechel-Ferroalloys Management Company OOO’s Chief Executive Officer Sergey Zhilyakov noted:
“Throughout the first quarter the division worked as Southern Urals Nickel Plant’s production facilities were fully halted, which among other factors enabled us to attain marked improvement of the ferroalloys division’s financial results. The persistent volatility of key sales markets led to changes in the structure of our product sales. We have cut down on supplies of ferrosilicon to the domestic market, where demand slumped, reorienting our volumes toward export, where the market was more stable.
A certain decrease in ferrochrome sales was due primarily to the process of selling accumulated stocks coming to completion. Nevertheless, Tikhvin Ferroalloy Plant continues to successfully manufacture its products using three furnaces, producing more than scheduled in the annual plan. We have also increased sales of chrome ore concentrate, which had a positive effect on our economics as average chrome ore concentrate prices in 1Q2013 were higher than in the previous quarter.”

Power Segment Results for The 1Q 2013

			Change			Change
US$ mln	1Q’13 (1)	1Q’12 (1)(5)	Y-on-Y	1Q’13 (1)	4Q’12 (1)	Q-on-Q

Revenue from external customers	227	230	-1.3%	227	220	3.2%

Intersegment sales	129	136	-5.1%	129	126	2.4%

Operating income	21	28	-25.0%	21	12	75.0%

Net income / (loss) attributable to shareholders of Mechel OAO	7	11	-36.4%	7	(41)	—

Adjusted net income (1) (2)	8	14	-42.9%	8	3	166.7%

Adjusted EBITDA (1) (3)	24	29	-17.2%	24	15	60.0%

Adjusted EBITDA, margin(4)	6.7%	7.8%	—	6.7%	4.5%	—

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill, loss from discontinued operations, result from companies’ disposal and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, loss from discontinued operations, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for amounts due from related parties, amounts attributable to noncontrolling interests, result of disposed companies (incl the result from their disposal) and interest income.

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

(5)	Adjusted to effect from discontinued operations

Power Segment Output and Sales For The 1Q 2013

Product name	1Q’13	4Q’12	Change Q-on-Q
Electric power generation (ths. kWh)	1,194,337	1,175,399	2%

Heat power generation (Gcal)	2,723,119	2,536,507	7%

Mechel-Energo OOO’s Chief Executive Officer Yuri Yampolsky noted:
“In the reported period, the division demonstrated an expected good result. We had operational and net profit and achieved a significant improvement of EBITDA. It was largely due to the seasonal high demand for our products. The division fulfilled its production plans, providing uninterrupted supply of heat and electricity to its customers during the most important period in the year. We now enter summer, which is traditionally characterized not only by lower electricity consumption, but also active work on technical maintenance and preparation of our production facilities for the next cold season.”

Recent Highlights

•	In April, Mechel announced signing a memorandum of understanding with Baosteel Resources Int. Co. Ltd. The memorandum stipulates that Mechel OAO, through its subsidiary Mechel Carbon Singapore will supply Baosteel Resources with up to 960,000 tonnes of coking coal annually. The price will be corrected monthly.

•	In April, Mechel announced the resolutions of Mechel OAO’s Board of Directors to convene the Annual General Shareholders’ Meeting of Mechel OAO on June 28, 2013, to approve the agenda for the Annual General Shareholders’ Meeting, to prepare the list of the shareholders eligible to take part in the Annual General Shareholders’ Meeting based on the data in the Shareholders’ Register as of May 17, 2013.

•	In April, Mechel announced signing several loan agreements with Gazprombank OAO totaling 1 billion US dollars.

•	In April, Mechel announced its Board’s dividend recommendation to the annual general shareholders’ meeting regarding the payment of dividends based upon the results of the 2012 fiscal year:

•	In April, Mechel announced that its mining division’s trading subsidiary Mechel Carbon (Singapore) Pte. Ltd. has signed a three-year contract with South Korea’s POSCO corporation for supply of coking coal. The agreement, signed on April 30, 2013, stipulates that Mechel Carbon (Singapore) will supply POSCO with 500,000 tonnes of coking coal per year. Besides that, Mechel Carbon also signed with POSCO a one-year contract for supply of 200,000 tonnes of PCI coal in 2013.

•	In May, Mechel announced that successful hot testing was held at the complex of Chelyabinsk Metallurgical Plant’s universal rolling mill.

•	In June, Mechel announced signing a coking coal supply agreement with China’s Shasteel Group. According to the signed agreement, Mechel Carbon (Singapore), trading subsidiary of Mechel OAO’s mining division, will directly supply Shasteel Group with 40,000 to 80,000 tonnes of coking coal a month from Russian Far East ports, starting from June 2013. Coking coal prices will be determined on a monthly basis.

In June, Mechel reported that hot testing of rail rolls production at Chelyabinsk Metallurgical Plant’s universal rolling mill has begun.

***

Financial Position

Capital expenditure on property, plant and equipment and acquisition of mineral licenses for the 1Q 2013 amounted to $172.4 million, of which $101.7 million was invested in the mining segment, $60.2 million was invested in the steel segment, $7.0 million was invested in the ferroalloy segment and $3.5 million was invested in the power segment.

As of March 31, 2013, total debt was $9.3 billion. Cash and cash equivalents amounted to $170 million and net debt amounted to $9.2 billion (net debt is defined as total debt outstanding less cash and cash equivalents) at end of 1Q 2013.

The management of Mechel will host a conference call today at 10:00 a.m. New York time (3:00 p.m. London time, 6:00 p.m. Moscow time) to review Mechel’s financial results and comment on current operations. The call may be accessed via the Internet at http://www.mechel.com, under the Investor Relations section.

***

Mechel OAO
Vladislav Zlenko
Director of Investor Relations
Mechel OAO
Phone: 7-495-221-88-88
Fax: 7-495-221-88-00
vladislav.zlenko@mechel.com

***

Mechel is one of the leading Russian companies. Its business includes four segments: mining, steel, ferroalloy and power. Mechel unites producers of coal, iron ore concentrate, steel, rolled products, ferroalloys, hardware, heat and electric power. Mechel products are marketed domestically and internationally.

***

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of Mechel, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We do not intend to update these statements. We refer you to the documents Mechel files from time to time with the U.S. Securities and Exchange Commission, including our Form 20-F. These documents contain and identify important factors, including those contained in the section captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our Form 20-F, that could cause the actual results to differ materially from those contained in our projections or forward-looking statements, including, among others, the achievement of anticipated levels of profitability, growth, cost and synergy of our recent acquisitions, the impact of competitive pricing, the ability to obtain necessary regulatory approvals and licenses, the impact of developments in the Russian economic, political and legal environment, volatility in stock markets or in the price of our shares or ADRs, financial risk management and the impact of general business and global economic conditions.

Attachments to the 1Q 2013 Earnings Press Release

Attachment A

Non-GAAP financial measures. This press release includes financial information prepared in accordance with accounting principles generally accepted in the United States of America, or US GAAP, as well as other financial measures referred to as non-GAAP. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with US GAAP.

Adjusted EBITDA represents earnings before Depreciation, depletion and amortization, Foreign exchange gain/(loss), Loss from discontinued operations, Gain/(loss) from remeasurement of contingent liabilities at fair value, Interest expense, Interest income, Net result on the disposal of non-current assets, Impairment of long-lived assets and goodwill, Provision for amounts due from related parties, Result of disposed companies (incl. the result from their disposal), Amount attributable to noncontrolling interests and Income taxes. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of our net revenues. Our adjusted EBITDA may not be similar to EBITDA measures of other companies. Adjusted EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our consolidated statement of operations. We believe that our adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, acquisitions and other investments and our ability to incur and service debt. While interest, depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Our adjusted EBITDA calculation is commonly used as one of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the metals and mining industry.

Adjusted net income / (loss) represents net income / (loss) before Loss from discontinued operations, Result from companies’ disposal, Impairment of long-lived assets and goodwill and Provision for the amounts due from related parties, including the effect on income tax and amounts attributable to noncontrolling interests. Our adjusted net income / (loss) may not be similar to adjusted net income / (loss) measures of other companies. Adjusted net income / (loss) is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our consolidated statement of operations. We believe that our adjusted net income / (loss) provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations. While impairment of long-lived assets and goodwill and provision for the amounts due from related parties are considered operating costs under generally accepted accounting principles, these expenses represent the non-cash current period allocation of costs associated with assets acquired or constructed in prior periods. Our adjusted net income / (loss) calculation is used as one of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the metals and mining industry.

Adjusted EBITDA can be reconciled to our consolidated statements of operations as follows:

Consolidated results

US$ thousand	1Q 2013	1Q 2012
Net (loss) / income	(320,645)	218,020

Add:

Depreciation, depletion and amortization	149,013	154,666

Forex loss / (gain)	75,466	(170,915)

Loss from remeasurement of contingent liabilities at fair value	492	460

Interest expense	173,148	161,061

Interest income	(4,707)	(18,772)

Net result on disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	(4,862)	(527)

Loss from discontinued operation, net of income tax	1,121	2,250

Result of disposed companies (incl. the result from their disposal)	100,262	22,080

Amount attributable to non-controlling interests	(8,118)	15,016

Income taxes	48,406	103,317

Adjusted EBITDA	209,576	486,656

US$ thousand	1Q 2013	4Q 2012
Net loss	(320,645)	(1,114,473)

Add:

Depreciation, depletion and amortization	149,015	135,805

Forex loss / (gain)	75,466	(82,884)

Loss from remeasurement of contingent liabilities at fair value	492	493

Interest expense	173,148	184,880

Interest income	(4,707)	(18,056)

Net result on disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	(4,863)	916,462

Loss from discontinued operation, net of income tax	1,121	43,746

Result of disposed companies (incl. the result from their disposal)	100,262	22,390

Amount attributable to noncontrolling interests	(8,118)	(7,376)

Income taxes	48,405	41,791

Adjusted EBITDA	209,576	122,778

Adjusted Net income / (loss) can be reconciled as follows:

US$ thousand	1Q 2013	1Q 2012
Net (loss) / income	(320,645)	218,019

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	(4,397)	—

Loss from discontinued operation, net of income tax	1,121	2,250

Result from companies’disposal	91,293	—

Adjusted net (loss) / income	(232,628)	220,269

US$ thousand	1Q 2013	4Q 2012
Net loss	(320,645)	(1,114,473)

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	(4,397)	909,868

Loss from discontinued operation, net of income tax	1,121	43,746

Result from companies’disposal	91,293	—

Adjusted net loss	(232,628)	(160,859)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	1Q 2013	1Q 2012
Revenue, net	2,480,679	2,949,151

Adjusted EBITDA	209,576	486,656

Adjusted EBITDA, margin	8.45%	16.50%

US$ thousand	1Q 2013	4Q 2012
Revenue, net	2,480,679	2,521,449

Adjusted EBITDA	209,576	122,778

Adjusted EBITDA, margin	8.45%	4.87%

Mining Segment

US$ thousand	1Q 2013	1Q 2012
Net (loss) / income	(103,928)	241,601

Add:

Depreciation, depletion and amortization	85,652	81,620

Forex loss / (gain)	69,464	(102,410)

Loss from remeasurement of contingent liabilities at fair value	492	460

Interest expense	77,107	68,533

Interest income	(20,585)	(23,575)

Net result on disposal of non-current assets	(618)	418

Amount attributable to noncontrolling interests	(6,263)	17,916

Income taxes	22,551	73,650

Adjusted EBITDA	123,872	358,213

US$ thousand	1Q 2013	4Q 2012
Net loss	(103,928)	(67,475)

Add:

Depreciation, depletion and amortization	85,652	73,994

Forex loss / (gain)	69,464	(67,635)

Loss from remeasurement of contingent liabilities at fair value	492	493

Interest expense	77,107	75,358

Interest income	(20,585)	(17,478)

Net result on the disposal of non-current assets	(618)	6,441

Amount attributable to noncontrolling interests	(6,263)	7,402

Income taxes	22,551	22,008

Adjusted EBITDA	123,872	33,108

Adjusted Net income / loss can be reconciled as follows:

US$ thousand	1Q 2013	1Q 2012
Net (loss) / income	(103,928)	241,601

Provision for amounts due from related parties	—	—

Adjusted net (loss) / income	(103,928)	241,601

US$ thousand	1Q 2013	4Q 2012
Net loss	(103,928)	(67,475)

Provision for amounts due from related parties	—	(11)

Adjusted net loss	(103,928)	(67,486)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	1Q 2013	1Q 2012
Revenue (including intersegment sales)	905,697	1,158,340

Adjusted EBITDA	123,872	358,213

Adjusted EBITDA, margin	13,68%	30.92%

US$ thousand	1Q 2013	4Q 2012
Revenue (including intersegment sales)	905,697	819,282

Adjusted EBITDA	123,872	33,108

Adjusted EBITDA, margin	13,68%	4.04%

Steel Segment

US$ thousand	1Q 2013	1Q 2012
Net loss	(205,442)	(15,564)

Add:

Depreciation, depletion and amortization	42,769	43,651

Forex loss / (gain)	11,933	(91,155)

Interest expense	97,950	86,864

Interest income	(3,653)	(3,023)

Net result on disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	(5,128)	457

Result of disposed companies (incl. the result from their disposal)	100,248	22,080

Amount attributable to noncontrolling interests	(1,778)	(3,398)

Income taxes	20,406	30,757

Adjusted EBITDA	57,305	70,669

US$ thousand	1Q 2013	4Q 2012
Net loss	(205,442)	(925,496)

Add:

Depreciation, depletion and amortization	42,769	44,925

Forex loss / (gain)	11,933	(22,973)

Interest expense	97,950	105,030

Interest income	(3,653)	(16,197)

Net result on disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	(5,128)	887,103

Result of disposed companies (incl. the result from their disposal)	100,248	22,390

Amount attributable to noncontrolling interests	(1,778)	(11,129)

Income taxes	20,406	14,300

Adjusted EBITDA	57,305	97,953

Adjusted Net income / (loss) can be reconciled as follows:

US$ thousand	1Q 2013	1Q 2012
Net loss	(205,442)	(15,564)

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	(4,397)	—

Result from companies’ disposal	91,293	—

Adjusted net loss	(118,546)	(15,564)

US$ thousand	1Q 2013	4Q 2012
Net loss	(205,442)	(925,496)

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	(4,397)	886,672

Result from companies’ disposal	91,293	—

Adjusted net loss	(118,546)	(38,824)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	1Q 2013	1Q 2012
Revenue (including intersegment sales)	1,500,127	1,728,122

Adjusted EBITDA	57,305	70,669

Adjusted EBITDA, margin	3.82%	4.09%

US$ thousand	1Q 2013	4Q 2012
Revenue (including intersegment sales)	1,500,127	1,629,807

Adjusted EBITDA	57,305	97,955

Adjusted EBITDA, margin	3.82%	6.01%

Ferroalloys Segment

US$ thousand	1Q 2013	1Q 2012
Net loss	(18,719)	(56,040)

Add:

Depreciation, depletion and amortization	17,954	26,480

Forex loss / (gain)	(5,789)	22,663

Interest expense	7,495	8,093

Interest income	(5)	(212)

Net result on disposal of non-current assets, impairment of long-lived assets and goodwill	956	103

Result of disposed companies (incl. the result from their disposal)	14	—

Amount attributable to noncontrolling interests	(828)	(1,430)

Income taxes	2,595	(7,155)

Adjusted EBITDA	3,673	(7,498)

US$ thousand	1Q 2013	4Q 2012
Net loss	(18,719)	(87,288)

Add:

Depreciation, depletion and amortization	17,954	14,194

Forex (gain) / loss	(5,789)	7,711

Interest expense	7,495	11,836

Interest income	(5)	(3)

Net result on disposal of non-current assets, impairment of long-lived assets and goodwill	956	22,915

Result of disposed companies (incl. the result from their disposal)	14	—

Amount attributable to noncontrolling interests	(828)	(4,668)

Income taxes	2,595	4,765

Adjusted EBITDA	3,673	(30,538)

Adjusted Net income / (loss) can be reconciled as follows:

US$ thousand	1Q 2013	1Q 2012
Net loss	(18,719)	(56,040)

Impairment of long-lived assets and goodwill	—	—

Amount attributable to noncontrolling interests	—	—

Income taxes	—	—

Adjusted net loss	(18,719)	(56,040)

US$ thousand	1Q 2013	4Q 2012
Net loss	(18,719)	(87,288)

Impairment of long-lived assets and goodwill	—	23,205

Income taxes	—	729

Adjusted net loss	(18,719)	(63,354)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	1Q 2013	1Q 2012
Revenue (including intersegment sales)	67,735	152,544

Adjusted EBITDA	3,673	(7,498)

Adjusted EBITDA, margin	5.42%	-4.92%

US$ thousand	1Q 2013	4Q 2012
Revenue (including intersegment sales)	67,735	83,038

Adjusted EBITDA	3,673	(30,538)

Adjusted EBITDA, margin	5.42%	-36.77%

Power Segment

US$ thousand	1Q 2013	1Q 2012
Net income	6,632	11,337

Add:

Depreciation, depletion and amortization	2,640	2,917

Forex gain	(142)	(13)

Interest expense	10,154	5,624

Interest income	(22)	(15)

Net result on disposal of non-current assets, impairment of long-lived assets and goodwill	(73)	(1,505)

Loss from discontinued operation, net of income tax	1,121	2,250

Amount attributable to noncontrolling interests	751	1,928

Income taxes	2,853	6,063

Adjusted EBITDA	23,914	28,586

US$ thousand	1Q 2013	4Q 2012
Net income / (loss)	6,632	(41,026)

Add:

Depreciation, depletion and amortization	2,640	2,691

Forex (gain) / loss	(142)	12

Interest expense	10,154	8,299

Interest income	(22)	(21)

Net result on disposal of non-current assets, impairment of long-lived assets and goodwill	(73)	3

Loss from discontinued operation, net of income tax	1,121	43,746

Amount attributable to noncontrolling interests	751	1,019

Income taxes	2,853	718

Adjusted EBITDA	23,914	15,441

Adjusted Net income/loss can be reconciled as follows:

US$ thousand	1Q 2013	1Q 2012
Net income	6,632	11,337

Loss from discontinued operation, net of income tax	1,121	2,250

Adjusted net income	7,753	13,587

US$ thousand	1Q 2013	4Q 2012
Net income / (loss)	6,632	(41,026)

Loss from discontinued operation, net of income tax	1,121	43,746

Adjusted net income	7,753	2,720

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	1Q 2013	1Q 2012
Revenue (including intersegment sales)	356,423	366,138

Adjusted EBITDA	23,914	28,586

Adjusted EBITDA, margin	6.71%	7.81%

US$ thousand	1Q 2013	4Q 2012
Revenue (including intersegment sales)	356,423	345,299

Adjusted EBITDA	23,914	15,441

Adjusted EBITDA, margin	6.71%	4.47%

Consolidated Balance Sheets
(in thousands of U.S. dollars, except share amounts)
	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Cash and cash equivalents	$170,207	$294,958
Accounts receivable, net of allowance for doubtful accounts of $94,750 as of March 31, 2013 and $84,367 as of December 31, 2012	813,686	705,462
Due from related parties, net of allowance of $920,990 as of March 31, 2013 and $919,113 as of December 31, 2012	534,900	451,377
Inventories	1,821,739	2,073,189
Deferred income taxes	29,038	31,629
Current assets of discontinued operations	69,979	59,223
Prepayments and other current assets	458,314	561,789
Total current assets	3,897,863	4,177,627

Long-term investments in related parties	174,634	7,853
Other long-term investments	13,858	14,671
Property, plant and equipment, net	7,665,864	7,798,839
Mineral licenses, net	4,595,347	4,658,657
Other non-current assets	173,523	183,566
Deferred income taxes	53,640	55,243
Goodwill	778,023	798,847
Total assets	$17,352,752	$17,695,303

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	$2,465,738	$1,460,750
Accounts payable and accrued expenses:
Trade payable to vendors of goods and services	976,638	1,053,344
Advances received	120,691	154,881
Accrued expenses and other current liabilities	491,287	337,433
Taxes and social charges payable	248,154	314,283
Unrecognized income tax benefits	46,922	20,202
Due to related parties	227,815	199,097
Asset retirement obligation, current portion	4,463	5,023
Deferred income taxes	34,336	38,485
Current liabilities of discontinued operations	17,104	17,801
Pension obligations, current portion	19,128	20,044
Dividends payable	2,536	3,086
Finance lease liabilities, current portion	128,781	132,090
Total current liabilities	4,783,593	$3,756,519

Long-term debt, net of current portion	6,856,504	7,929,489
Asset retirement obligations, net of current portion	43,902	44,831
Pension obligations, net of current portion	172,639	177,218
Deferred income taxes	1,485,903	1,499,990
Finance lease liabilities, net of current portion	314,048	347,768
Due to related parties	15,420	16,862
Other long-term liabilities	400,360	382,969
EQUITY
Common shares (10 Russian rubles par value; 497,969,086 shares authorized, 416,270,745 shares issued and outstanding as of March 31, 2013 and December 31, 2012)	133,507	133,507
Preferred shares (10 Russian rubles par value; 138,756,915 shares authorized, 83,254,149 shares issued and outstanding as of March 31, 2013 and December 31, 2012)	25,314	25,314
Additional paid-in capital	844,529	845,215
Accumulated other comprehensive loss	(284,472)	(326,933)
Retained earnings	2,179,633	2,500,278
Equity attributable to shareholders of Mechel OAO	2,898,511	3,177,381

Noncontrolling interests	381,872	362,276

Total equity	3,280,383	3,539,657

Total liabilities and equity	$17,352,752	$17,695,303

Consolidated Statements of Operations and Comprehensive
Income (Loss)
(in thousands of U.S. dollars)	3 months ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Revenue, net (including related party amounts of $166,388 and $144,235 during 3 months 2013 and 2012, respectively)	$2,480,679	$2,949,151
Cost of goods sold (including related party amounts of $163,375 and $285,261 during 3 months 2013 and 2012, respectively)	(1,742,786)	(1,971,143)

Gross profit	737,893	978,008
Selling, distribution and operating expenses:

Selling and distribution expenses	(492,076)	(494,596)
Taxes other than income tax	(23,653)	(31,936)
Accretion expense	(1,456)	(1,292)
Loss on write-off of property, plant and equipment	(1,077)	(438)
Impairment of goodwill and long-lived assets	(980)	—
Recovery of provision for amounts due from related parties	4,397	—
Provision (recovery of provision) for doubtful accounts	(11,036)	118
General, administrative and other operating expenses, net	(151,330)	(133,074)

Total selling, distribution and operating expenses	(677,211)	(661,218)

Operating income	60,682	316,790
Other income and (expense):

Income from equity investments	1,333	705
Interest income	4,707	18,772
Interest expense	(173,148)	(161,061)
Foreign exchange (loss) gain	(75,466)	170,915
Other income (expenses), net	(97,344)	(7,518)

Total other income and (expense), net	(339,918)	21,813

(Loss) income from continuing operations, before income tax and discontinued operations	(279,236)	338,603
Income tax expense	(48,406)	(103,317)

(Loss) income from continuing operations	(327,642)	235,286

Net loss from discontinued operations, net of income tax	(1,121)	(2,250)
Net (loss) income	(328,763)	233,036

Less: Net loss (income) attributable to noncontrolling interests	8,118	(15,016)

Net (loss) income attributable to shareholders of Mechel OAO	$(320,645)	$218,020
Less: Dividends on preferred shares	—	—
Net (loss) income attributable to common shareholders of Mechel OAO	(320,645)	218,020

Net (loss) income	(328,763)	233,036
Currency translation adjustment	(26,821)	252,864
Change of currency translation adjustment due to disposal of subsidiaries	59,545
Change in pension benefit obligation	(502)	3,330
Adjustment of available-for-sale securities	(428)	354

Comprehensive (loss) income	$(296,969)	$489,584

Comprehensive loss (income) attributable to noncontrolling interests	18,786	(55,408)
Comprehensive (loss) income attributable to shareholders of Mechel OAO	(278,183)	434,176

Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)	3 months ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Cash Flows from Operating Activities
Net (loss) income from continuing operations attributable to shareholders of Mechel OAO	(319,524)	220,270
Net (loss) income from continuing operations attributable to non-controlling interests	(8,118)	15,016

Net (loss) income from continuing operations	$(327,642)	$235,286
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by operating activities:

Depreciation	117,878	114,401
Depletion and amortization	31,135	40,265
Foreign exchange loss (gain)	75,466	(170,915)
Deferred income taxes	(2,286)	(25,179)
Provision (recovery of provision) for doubtful accounts	11,036	(118)
Change in inventory reserves	8,564	19,849
Accretion expense	1,456	1,292
Change in asset retirement obligations	(1,702)	(1,228)
Loss on write-off of property, plant and equipment	1,077	438
Impairment of long-lived assets	980	—
Recovery of provision for amounts due from related parties	(4,397)	—
Income from equity investments	(1,333)	(705)
Non-cash interest on pension liabilities	3,161	2,964
Gain on sale of property, plant and equipment	(2,758)	(1,040)
Gain on accounts payable with expired legal term	(147)	(329)
Gain on forgiveness of fines and penalties	(6)	(22)
Loss on disposal of subsidiaries	91,293	—
Amortization of loan origination fee	14,663	11,255
Loss resulting from accretion and remeasurement of contingent obligation	492	460
Pension service cost, amortization of prior service cost and actuarial (gain) loss, other expenses	1,726	1,451
Changes in working capital items, net of effects from acquisition of new subsidiaries:

Accounts receivable	(135,338)	(84,140)
Inventories	155,124	176,661
Trade payable to vendors of goods and services	4,162	(2,834)
Advances received	(31,172)	(1,337)
Accrued taxes and other liabilities	55,709	24,900
Settlements with related parties	(58,310)	(71,237)
Other current assets	46,962	73,912
Net operation cash flows of discontinued operations	(14,146)	(2,896)
Unrecognized income tax losses	27,724	—
Net cash provided by operating activities	69,371	341,154

Cash Flows from Investing Activities
Acquisition of DEMP, less cash acquired	(8,068)	(8,158)
Acquisition of Port Vanino	(518,823)	—
Disposal of Port Vanino	500,058	—
Short-term loans issued and other investments	(798)	(310)
Proceeds from short-term loans issued	5,379	600
Proceeds from disposals of property, plant and equipment	3,023	7,752
Purchases of mineral licenses	(824)	(515)
Cash flows from discontinued operations		246
Purchases of property, plant and equipment	(171,549)	(270,709)
Net cash used in investing activities	(191,602)	(271,094)

Cash Flows from Financing Activities
Proceeds from borrowings	688,517	998,502
Repayment of borrowings	(602,771)	(1,273,091)
Dividends paid	(112)	—
Dividends paid to noncontrolling interest	(378)	—
Acquisition of noncontrolling interest in subsidiaries	(34)	(33)
Repayment of obligations under finance lease	(35,665)	(29,648)
Cash flows from discontinued operations	—	(524)
Net cash provided by (used in) financing activities	49,557	(304,794)

Effect of exchange rate changes on cash and cash equivalents	(52,077)	30,357
Net (decrease) increase in cash and cash equivalents	(124,751)	(204,377)

Cash and cash equivalents at beginning of period	294,958	642,648
Cash and cash equivalents at end of period	$170,207	$438,271